Exhibit 3.1

First Amendment
to
Bylaws of Phillips Edison Grocery Center REIT III, Inc.

On September 3, 2019, the Board of Directors of Phillips Edison Grocery Center REIT III, Inc. (the “Company”), at a duly convened meeting of the Board of Directors at which all of the directors of the Company were present, by the unanimous vote of all of the directors of the Company and in accordance with the Bylaws of the Company (as amended, the “Bylaws”) and the Maryland General Corporation Law, approved and adopted the following amendment to the Bylaws to be effective immediately.
The Bylaws are hereby amended by adding the following as new Article XIV after existing Article XIII:
ARTICLE XIV
EXCLUSIVE FORUM FOR CERTAIN LITIGATION
Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, or any successor provision thereof; (b) any derivative action or proceeding brought on behalf of the Corporation; (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation; (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these Bylaws; or (e) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine. In the event that any action or proceeding described in the preceding sentence is pending in the Circuit Court for Baltimore City, Maryland, any stockholder that is party to such action, proceeding or claim shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program.